UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 8, 2013
AMERICAN EQUITY
INVESTMENT LIFE HOLDING COMPANY
(Exact Name of Registrant as Specified in its Charter)

Iowa	001-31911	42-1447959
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Indentification No.)

6000 Westown Parkway, West Des Moines, Iowa	50266
(Address of Principal Executive Offices)	(Zip Code)
(515) 221-0002
(Registrant's telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sales of Equity Securities.
On November 8, 2013, American Equity Investment Life Holding Company (the “Company”) entered into a privately negotiated exchange agreement (the “Exchange Agreement”) pursuant to which it will issue shares of its common stock, par value $1 per share (“Common Stock”), and pay cash in exchange for approximately $14.9 million aggregate principal amount of the Company’s 5.25% Contingent Convertible Senior Notes due 2029 (the “2029 Notes”) and approximately $15.6 million aggregate principal amount of the Company’s 3.50% Convertible Senior Notes due 2015 (the “2015 Notes” and collectively with the 2029 Notes, the “Notes”). The actual number of shares of Common Stock to be issued pursuant to the Exchange Agreement cannot yet be determined as it will be based on the per share volume-weighted average price of the Common Stock on the New York Stock Exchange during an agreed exchange period beginning on November 11, 2013. The Company expects the number of shares of Common Stock to be issued pursuant to the Exchange Agreement to constitute more than 1% but less than 2% of the number of shares of Common Stock outstanding. The Company will report the actual number of shares of Common Stock issued following settlement.
The issuance of Common Stock will be made pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 3(a)(9) of the Securities Act, on the basis that the exchange constituted an exchange with an existing holder exclusively in a privately negotiated transaction where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.
The Company may tender for, redeem or repurchase additional outstanding Notes. The form and timing of any such activity will be dependent on market conditions and other factors and there can be no assurance that any such transactions will be completed prior to the December 2014 call date for the 2029 Notes or the September 2015 maturity date for the 2015 Notes.
This current report on Form 8-K does not constitute an offer to exchange the Notes or other securities of the Company for Common Stock or other securities of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2013

AMERICAN EQUITY
INVESTMENT LIFE HOLDING COMPANY

By:	/s/ John M. Matovina
Name:	John M. Matovina
Title:	Chief Executive Officer and President